Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227619 on Form S-8 of our report dated February 27, 2020, relating to the financial statements of Garrett Motion Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ DELOITTE SA

Geneva, Switzerland
February 27, 2020